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                                                                 EXHIBIT 10.2(f)

                 DESCRIPTION OF TERMS OF EMPLOYMENT OFFER LETTER
                            WITH ALLEN J. WILLIAMSON
                                       AND
                               NUVEEN INVESTMENTS


In connection with Allen J. Williamson joining Nuveen Investments (the "Company") in August 2000, the Company agreed to provide Mr. Williamson with certain minimum levels of compensation through the year 2001 as specified in such letter of employment. These levels included a minimum annual base salary of $350,000 and a minimum annual cash bonus of $650,000 for the year 2000 and $1,150,000 for the year 2001. The employment offer letter also provided for Mr. Williamson to receive a $200,000 signing and relocation bonus payable 30 days after commencing employment, a grant of 25,000 restricted shares of the John Nuveen Company ("JNC") Class A Common Stock that vests in one installment on the third anniversary of grant and an option to purchase 25,000 shares of JNC Class A Common Stock at the market price on the date of grant that also vests on the third anniversary of the grant date. In addition, the Company agreed to provide Mr. Williamson with certain payments in the event the Company terminates his employment other than for Cause (as defined under the Amended and Restated 1996 Equity Incentive Award Plan) or Mr. Williamson terminates his employment based on Constructive Termination (as defined under the Amended and Restated 1996 Equity Incentive Award Plan), during the period of two years following his employment date. In that event, the Company will pay to Mr. Williamson his base salary through the date of termination, a lump sum severance payment of $700,000 and a pro-rata share of the previous fiscal year's cash bonus based on the number of days in the current fiscal year preceding the date of termination. The Company also agreed in the employment letter to reimburse Mr. Williamson, in the event he becomes entitled to payments or benefits in connection with the termination of his employment in connection with a Change in Control (as defined under the Amended and Restated 1996 Equity Incentive Award Plan) or otherwise that subjects Mr. Williamson to the excise tax imposed by Section 4999 of the Internal Revenue Code, in an amount necessary to fully offset the costs associated with such tax payment.